Exhibit 3.1
EQUITY ONE, INC.
ARTICLES SUPPLEMENTARY
CLASS A COMMON STOCK
          Equity One, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
          FIRST: Under the power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by resolution, established a series of Common Stock designated as Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), by reclassifying and designating one authorized but unissued share of Common Stock (as defined in the Charter) as a share of Class A Common Stock, with all of the same preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as the Common Stock (as one class for all purposes), except as specifically set forth in these Articles Supplementary.
CLASS A COMMON STOCK
          Section 1. Number of Shares and Designation. One share of Common Stock is designated as Class A Common Stock.
          Section 2. Definitions. For purposes of the Class A Common Stock, the following terms shall have the meanings indicated:
          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
          “Class A Conversion Date” shall mean the date of the earliest to occur of (a) January 4, 2021, (b) the transfer, directly or indirectly, of beneficial and/or record ownership of the share of Class A Common Stock to any Person other than Parent or a Controlled Affiliate of Parent or (c) the entry by LIH, Parent, a Controlled Affiliate of Parent or by any Person entitled to or able to directly or indirectly control LIH, into any agreement (other than the Equityholders Agreement or the irrevocable proxy contemplated by the Equityholders Agreement) obligating LIH to vote the share of Class A Common Stock in any particular manner or giving any Person (other than Parent or LIH) the power to vote or direct the voting of the share of Class A Common Stock.
          “Class A Shares” shall have the meaning set forth in the Operating Agreement.

          “Controlled Affiliate” shall mean, with respect to Parent, any Person, that directly or indirectly through one or more intermediaries, is controlled by Parent. For purposes of this definition, “control,” when used with respect to Parent, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
          “Conversion Factor” shall have the meaning set forth in the Operating Agreement.
          “Equityholders Agreement” shall mean the Equityholders Agreement, dated as of May 23, 2010 by and among the Corporation, LIH and certain other parties thereto, as the same may be amended, modified or supplemented from time to time.
          “EQY-CSC” shall mean EQY-CSC LLC, a Delaware limited liability company.
          “LIH” shall mean Liberty International Holdings Ltd., a private company limited by shares organized under the laws of England and Wales.
          “Operating Agreement” shall mean the limited liability company agreement of EQY-CSC LLC, as the same may be amended, supplemented or modified from time to time.
          “Parent” shall mean Capital Shopping Centres Group PLC, a public limited company organized under the laws of England and Wales.
          “Person” means an individual, corporation, partnership (whether general or limited), limited liability company, trust, estate, unincorporated organization, association, custodian, nominee or any other individual or entity in its own or any representative capacity.
          Section 3. Voting Rights. Until the Class A Conversion Date, the holder of the share of Class A Common Stock shall be entitled to the number of votes equal to the product of (a) the number of Class A Shares then held by LIH, Parent or a Controlled Affiliate of Parent, times (b) the Conversion Factor. The holder of Class A Common Stock shall be entitled to notice, to the same extent as any holder of Common Stock, of any stockholders’ meeting in accordance with the bylaws of the Corporation and any other matter submitted to the vote of stockholders and, except as required by law, shall vote with the holders of Common Stock together as one class on all matters to which holders of Common Stock are entitled to vote. The share of Class A Common Stock shall have no voting rights other than those set forth in this Section 3 and Section 8 below, and, from and after the Class A Conversion Date, the share of Class A Common Stock shall have no voting rights whatsoever.
          Section 4. Automatic Conversion.
               (a) Immediately upon the Class A Conversion Date, automatically and without any action by the Board, any officer of the Corporation, any holder of Capital Stock (as defined in the Charter) or any other Person, the share of Class A Common Stock shall convert into a number of shares of Common Stock equal to (a) $165,000 divided by (b) $16.50 (the

“Exchange Price”), subject to adjustment as set forth on Section 4(b).
               (b) Adjustments. The Exchange Price is subject to adjustment from time to time as follows:
                    (i) Upon Dividends, Distributions, Subdivisions, Splits or Consolidations. If, at any time after the effective date of these Articles Supplementary, the number of outstanding shares of Common Stock is (A) increased by a dividend or share distribution payable in shares of Common Stock (or in securities convertible into, or exchangeable or exercisable for, Common Stock) or by a subdivision or forward split of the outstanding shares of Common Stock or (B) decreased by a consolidation or reverse split of the outstanding shares of Common Stock, then the Exchange Price shall be adjusted by multiplying such Exchange Price immediately prior to such event by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event, and the denominator of which shall be the number of shares of Common Stock outstanding immediately thereafter; provided that if a dividend or share distribution is payable in securities convertible into, or exchangeable or exercisable for, Common Stock, then for purposes of determining the denominator above, the number of shares of Common Stock outstanding immediately thereafter shall be deemed to include the maximum number of shares of Common Stock (assuming the satisfaction of any conditions to convertibility, exercisability or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the conversion, exercise or exchange of such securities.
                    (ii) Other Adjustments. In the event of any reorganization, recapitalization, reclassification or other like change in the outstanding shares of Common Stock at any time after the date of this Agreement for which an adjustment is not otherwise provided under Section 4(b)(i), the Exchange Price shall be equitably adjusted to reflect the effects of such reorganization, recapitalization, reclassification or other like change.
          Section 5. Dividends.
               (a) The holder of the share of Class A Common Stock shall be entitled to receive, when, as and if declared by the Board, out of funds of the Corporation legally available therefor, for the share of Class A Common Stock, participating dividends of the same type as any dividends or other distribution, whether cash, in kind or other property, payable or to be made on outstanding shares of Common Stock equal to the amount of such dividends or other distribution as would be made on the number of shares of Common Stock into which such share of Class A Common Stock would be converted if the date of payment of such dividends or other distribution on the Common Stock were the Class A Conversion Date, assuming such shares of Common Stock were outstanding on the applicable record date for such dividend or other distribution (the “Participating Dividends”) and any such Participating Dividends shall be payable to the Person in whose name the Class A Common Stock is registered at the close of business on the applicable record date.
               (b) Participating Dividends are payable at the same time as and when dividends on the Common Stock are paid to the holders of Common Stock.

               (c) So long as the share of Class A Common Stock is outstanding, no dividend may be declared or paid or set aside for payment or other distribution made upon Common Stock unless full Participating Dividends on the share of Class A Common Stock have been or are contemporaneously declared or paid or set aside for payment (and thereafter paid contemporaneously with the related dividend or other distribution made on the Common Stock).
          Section 6. Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the share of Class A Common Stock entitles the holder thereof to receive and to be paid out of the assets of the Corporation available for distribution, before any distribution or payment may be made to a holder of Common Stock, an amount in cash per share equal to the amount the holder of Class A Common Stock would have received upon liquidation, dissolution or winding up of the Corporation had the Class A Conversion Date occurred immediately prior to such liquidation, dissolution or winding up.
          Section 7. Appraisal Rights. The holder of the share of Class A Common Stock shall not be entitled to exercise the rights of an objecting stockholder under Section 3-202 of the Maryland General Corporation Law (“Appraisal Rights”) with respect to its share of Class A Common Stock. Notwithstanding the foregoing, to the extent that the holders of shares of Common Stock are entitled to exercise Appraisal Rights, the holder of the share of Class A Common Stock may exercise Appraisal Rights; provided, however, in any proceeding considering the Appraisal Rights of the Class A Common Stock, the value of the Class A Common Stock shall be determined as though the Class A Common Stock has been converted into Common Stock in accordance with Section 4, whether or not the Class A Conversion Date has actually occurred.
          Section 8. Protective Provisions. So long as any Class A Common Stock is outstanding, the Corporation shall not (whether by merger, consolidation, transfer or conveyance of substantially all of the Corporation’s assets or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of 100% of the then-outstanding shares of Class A Common Stock, voting separately as a class:
          (a) take any action that would adversely affect the rights, preferences, privileges or voting powers of the Class A Common Stock, including without limitation by amending, altering or repealing any provision of the Charter (whether by merger, consolidation, transfer or conveyance of substantially all of the Corporation’s assets or otherwise); or
          (b) increase or decrease (other than by conversion on the Class A Conversion Date) the total number of authorized shares of Class A Common Stock
          Section 9. Severability of Provisions. If any preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification or term or condition of redemption of the Class A Common Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Class A Common Stock set forth herein which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Class A Common Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.
          SECOND: The Class A Common Stock has been classified and designated by the Board under the authority contained in the Charter.
          THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.
          FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

           IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 4th day of January, 2011.

ATTEST:	EQUITY ONE, INC.

/s/ Arthur L. Gallagher	By:	/s/ Jeffrey S. Olson

Arthur L. Gallagher, Secretary		Jeffrey S. Olson, Chief Executive Officer